EXHIBIT 99(b)

Independent Accountants' Report

The Board of Directors

HSBC Finance Corporation:

We have examined management's assertion that the servicing of consumer automobile finance receivables owned by Household Automotive Trust 2001-1 has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated February 28, 2001 (the Agreement), as supplemented, as of and for the year ended December 31, 2004. HSBC Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles IV and V of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated February 28, 2001, as supplemented, as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

This report is intended solely for the information and use of the addressee and is not intended to be and should not be used by anyone other than this specified party.

/s/ KPMG LLP

March 1, 2005

Management Assertion

As of and for the year ended December 31, 2004, the servicing of consumer automobile finance receivables owned by Household Automotive Trust 2001-1 has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated February 28, 2001, as supplemented.

/s/ Steve Smith Steve Smith Servicing Officer HSBC Finance Corporation March 1, 2005 Date

/s/ Joan Coppenrath Joan Coppenrath Controller HSBC Finance Corporation - Auto Finance March 1, 2005 Date	/s/ Craig Peters Craig Peters Group Director - Asset Management HSBC Finance Corporation - Auto Finance March 1, 2005 Date